Pricing Supplement No. 132  Dated May 31, 2000
(To Prospectus Supplement dated September 17, 1999
and Prospectus dated September 17, 1999)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-85283

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount:  $825,000,000

CUSIP:  61687Y EP8

Trade Date:  May 31, 2000

Settlement Date:  June 5, 2000

Maturity Date:  June 6, 2001

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:  N/A

Exchange Agent:  N/A

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer:  $825,000,000 (100%)

Interest Rate (per annum):  1-month LIBOR minus 3 basis points

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X) LIBOR (Telerate)          (  )  Other:
     (   ) Prime Rate

Interest Payment Date(s): Monthly on the 6th of each month of each year, commencing July 6, 2000 and ending
June 6, 2001, subject to New York and London business days, following business day convention.

Record Date(s):  (X)  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date.
                 (  )   Other:

Initial Interest Rate Per Annum: Second London Banking Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual    (  )  Semi-Annual    (X) Monthly
                         (  )  Quarterly (  )  Other

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (X)  Monthly    (  ) Quarterly
     (  )  Semi-annually; the third Wednesday of:
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second London Banking Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: Monthly on the 6th of each month of each year, commencing July 6, 2000 (subject to Business Day convention described in the Prospectus Supplement).

Interest Calculation:
     (X)  Regular Floating Rate
     ( )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     ( )  Other Floating Rate (See attached)

Spread (plus/minus):  minus 3 basis points   Spread Multiplier: N/A

Index Maturity:  1 month           Index Currency:  N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate:  N/A

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:         ( )   30/360 (Commercial Paper Rate
                               Notes, Federal Funds Rate Notes,
                               Prime Rate Notes and LIBOR Notes)
                         (X)   Actual/360

Form:     (X)  Book-Entry Note (DTC)
          ( )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
( )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A
Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:  N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  U.S. Bank Trust National Association
                         ( )  Morgan Guaranty Trust Company of New York



Plan of Distribution:

     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.